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                                                                    EXHIBIT 99.6

                           SYNTHETIC INDUSTRIES, L.P.
                               309 LAFAYETTE ROAD
                           CHICKAMAUGA, GEORGIA 30707
                                 (706) 375-3121

                               September 26, 1997

Dear Limited Partners of Synthetic Industries, L.P.:

     Enclosed are new forms of the Proxy and the Withdrawal Election Agreement to be used in connection with the Plan of Withdrawal and Dissolution of Synthetic Industries, L.P. These forms have been revised on account of some confusion that has come to our attention regarding certain language contained in the original Proxy and Withdrawal Election Agreement forms. The Plan does not require a Limited Partner to vote in favor of the Plan either by Proxy or at the Special Meeting in order to participate in the Withdrawal Election and Underwritten Sale. In order to participate in the Withdrawal Election and Underwritten Sale, however, you must complete and sign a Proxy and a Withdrawal Election Agreement and deliver them to the Solicitation Agent prior to the Solicitation Expiration Date, but you are free to vote your Proxy in any manner that you choose. If you submit a Proxy and a Withdrawal Election Agreement, you may still attend the meeting and revoke either or both your Proxy and your Withdrawal Election Agreement.

     Several Limited Partners who are NASD members or affiliates of NASD members or associated persons have also expressed some concern about a representation in the Withdrawal Election Agreement that a Withdrawal Election Partner is not a member, an affiliate of a member or a person associate with a member of the NASD (the "NASD Representation"). NASD members or their affiliates or associated persons can participate in the Withdrawal Election and the Underwritten Sale but only if they apprise the General Partner of the name of the NASD member and the nature of the affiliation. This information is necessary to ensure that the underwriting group will not violate Rules 2710 and 2720 of the Rules of the National Association of Securities Dealers, Inc. Upon receipt of this information from any Limited Partner, the General Partner will waive the NASD Representation requirement. In any event, Limited Partners who are NASD members or affiliates or associated persons are not restricted in any way from voting their Units either by Proxy or at the Special Meeting. If you are in NASD member or an affiliate or an associated person and you wish to make the Withdrawal Election, you should contact the Solicitation Agent immediately for instructions.

     IF YOU HAVE ALREADY COMPLETED AND DELIVERED THE ORIGINAL PROXY AND/OR WITHDRAWAL ELECTION AGREEMENT TO THE SOLICITATION AGENT, SUCH PROXY AND/OR WITHDRAWAL ELECTION AGREEMENT SHALL BE DEEMED MODIFIED AS DESCRIBED ABOVE AND YOU DO NOT NEED TO RESUBMIT THEM ON THE ENCLOSED REVISED FORMS UNLESS YOU WISH TO CHANGE YOUR VOTE AND/OR ELECTION THEREON. You are free to change or revoke your original Proxy and/or Withdrawal Election by completing, signing and dating the enclosed forms and delivering them to the Solicitation Agent prior to the Solicitation Expiration Date.

     If you have questions or need assistance, or if you need another copy of the Proxy Statement/Prospectus, please call D.F. King & Co., Inc., the Solicitation Agent, at (800) 488-8095.

                                          Very truly yours,

                                          SYNTHETIC INDUSTRIES, L.P.